Exhibit 10.7
CHANGE OF CONTROL AGREEMENT
for
Hugh Dalsen Ferbert
     THIS AGREEMENT is made effective as of the 1st day of January, 2009, by and between LITTELFUSE, INC., a Delaware corporation (hereinafter referred to as the “Company”), and the executive named above (hereinafter referred to as the “Executive”);
WITNESSETH:
     WHEREAS, the Board of Directors of the Company (hereinafter referred to as the “Board”) has determined that it is in the best interests of the Company and its stockholders to provide the Executive with certain protections against the uncertainties usually created by a Change of Control (as such term is hereinafter defined); and
     WHEREAS, the Board wishes to better enable the Executive to devote his full time, attention and energy to the business of the Company prior to and after a Change of Control, thereby benefiting the Company and its stockholders;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and the Executive hereby agree as follows:
     Section 1. Certain Definitions. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b) hereof) on which a Change of Control (as defined in Section 2 hereof) occurs. Notwithstanding anything to the contrary contained in this Agreement, if a Change of Control occurs and if the Executive separates from service with the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such separation from service (i) was at the direct or indirect request of a third party who theretofore had taken any steps intended to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such separation from service.
     (b) The “Change of Control Period” shall mean the period commencing on January 1, 2009 and ending on December 31, 2011.
     Section 2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
     (a) The acquisition by any one person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company (as defined in Section 4), (a “Person”) of any of stock of the Company that, together with stock held by such Person, constitutes more than 40% of the total fair market value or total voting power of the stock of the Company. For purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) the acquisition of additional stock by a Person who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, (ii) any acquisition in which the Company does not remain outstanding thereafter and (iii) any acquisition pursuant to a transaction which complies with subsection (c) of this Section 2. An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection;
     (b) The replacement of individuals who, as of the date hereof, constitute a majority of the Board, during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election, provided that, if the Company is not the relevant corporation for which no other corporation is a majority shareholder for purposes of Treasury Regulation Section 1.409A-3(i)(5)(iv)(A)(2), this subsection (b) shall be applied instead with respect to the members of the board of the directors of such relevant corporation for which no other corporation is a majority shareholder;
     (c) The acquisition by any one person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company (as defined in Section 4), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company. For purposes of this subsection (c), the following acquisitions shall not constitute a Change of Control: (i) the acquisition of additional control by a person or more than one person acting as a group who are considered to effectively control the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) and (ii) any acquisition pursuant to a transaction which complies with subsection (a) of this Section 2; or
     (d) The acquisition by any individual person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), other than a transfer to a related person within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For purposes of this subsection (d), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     The above definition of “Change of Control” shall be interpreted by the Board, in good faith, to apply in a similar manner to transactions involving partnerships and partnership interests, and to comply with Section 409A of the Internal Revenue Code and Treasury Regulations and official guidance issued thereunder from time to time (“Section 409A”).
     Section 3. Service Period. The Company hereby agrees to continue to retain the services of the Executive, and the Executive hereby agrees to provide services to the Company and its successors, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Service Period”).

     Section 4. Terms of Service.
     (a) Position and Duties. (i) During the Service Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was providing services to the Company or its affiliated companies immediately preceding the Effective Date or any office or location less than 20 miles from such location.
     (ii) During the Service Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Service Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee or service provider of the Company in accordance with this Agreement.
     (b) Compensation. (i) Base Salary. During the Service Period, the Executive shall receive an annual base salary (hereinafter referred to as the “Annual Base Salary”), which shall be paid at a monthly rate, equal to at least twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Service Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
     (ii) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Service Period, an annual bonus (hereinafter referred to as the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Company’s incentive bonus program or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (hereinafter referred to as the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus. Any such deferral election shall be made not later than the first day of the fiscal year for which the Annual Bonus is paid, and shall be made in accordance with policies adopted by the Company in compliance with Section 409A.
     (iii) Incentive, Savings and Retirement Plans. During the Service Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
     (iv) Welfare Benefit Plans. During the Service Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies. In the event such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies, then the Company shall provide individual insurance policies or reimburse the Executive, on at least a monthly basis, to cover any difference in the benefits received by the Executive.
     (v) Expenses. During the Service Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and to the extent that any resulting change in reimbursement or payment dates would comply with Section 409A, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (vi) Fringe Benefits. During the Service Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and to the extent that any resulting change in reimbursement or payment dates would comply with Section 409A, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (vii) Office and Support Staff. During the Service Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and to the extent that any resulting change in reimbursement or payment dates would comply with Section 409A, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (viii) Vacation. During the Service Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
The requirements of paragraphs 4(b)(iii) through (viii) shall not apply to the extent prohibited by applicable law or to the extent such participation would cause the applicable plan, practice, policy, or program to fail nondiscrimination or coverage tests imposed thereon by applicable law.
     Section 5. Separation from Service.
     (a) Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Service Period (pursuant to the definition of Disability set forth below), it may terminate Executive’s service effective upon the date the Company provides written notice to the Executive. For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     (b) Cause. The Company may terminate the Executive’s service during the Service Period for Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and such failure is not cured within sixty (60) calendar days after receipt of such written demand; or
     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
     For purposes of this provision, any act or failure to act on the part of the Executive in violation or contravention of any order, resolution or directive of the Board shall be considered “willful” unless such order, resolution or directive is illegal or in violation of the certificate of incorporation or by-laws of the Company; provided, however, that no other act or failure to act on the part of the Executive, shall be considered “willful,” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or General Counsel of the Company or based upon the advice of outside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
     (c) Good Reason. The Executive’s service may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
     (i) the Executive is not elected to, or is removed from, any elected office of the Company which the Executive held immediately prior to the Effective Date;
     (ii) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position, authority, duties or responsibilities as contemplated by Section 4(a) hereof, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     (iii) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (iv) the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or
     (v) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.
     For purposes of this Section 5(c), a good faith determination of “Good Reason” made by the Executive shall be conclusive.
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s service under the provision so indicated, and (iii) specifies the termination date. To qualify as “Good Reason,” the Executive must provide such notice within 90 days following the initial existence of the condition described in (c)(i) through (v) above, upon notice of which the Company shall have 30 days during which it may remedy the condition, in which case “Good Reason” shall not exist. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Separation from Service. All references to “separation from service,” “termination of service” and words of similar import shall have the same meaning as “separation from service” as defined by Section 409A. By way of illustration, and without limiting the generality of the foregoing, the following principals shall apply:
     (i) The Executive shall not be considered to have separated from service so long as the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company under an applicable statute or by contract.
     (ii) Regardless of whether his employment has been formally terminated, the Executive will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Executive for the Company, or that the level of bona fide services the Executive will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Executive has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Executive shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

     (iii) For purposes of determining whether the Executive has separated from service, all services provided for the Company, or for any other entity that is part of a controlled group that includes the Company as defined in Section 414(b) or (c) of the Internal Revenue Code (“Code”), shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Executive shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Company or any other such entity.
     Section 6. Obligations of the Company upon Separation.
     (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Service Period, the Company causes the Executive to separate from service other than for Cause or Disability, or the Executive shall voluntarily separate from service for Good Reason as described in Section 5(c), the following provisions shall apply:
     (i) The Company shall pay to the Executive the amounts set forth in Sections A and B below.
     A. The sum of the following (“Accrued Obligations”):
(1) the Executive’s Annual Base Salary through the separation from service to the extent not theretofore paid, payable on the next regularly scheduled payroll date, plus
(2) an amount, equal to the Executive’s highest Annual Bonus or bonus paid under the Company’s incentive bonus program or any comparable bonus under any predecessor or successor plan, for the last three fiscal years ending prior to the separation from service (“Highest Annual Bonus”), multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the separation from service, and the denominator of which is 365, payable in a lump sum on the 30th day following the separation from service, plus
(3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), paid in accordance with the Executive’s deferral elections in effect under any such deferral program, plus
(4) any accrued but unpaid vacation pay, paid in a lump sum on the 30th day following the separation from service.
     B. The amount equal to the product of (1) two multiplied by (2) the sum of (x) the Executive’s Annual Base Salary plus (y) the Highest Annual Bonus, which shall be paid in a lump sum on the 30th day following the separation from service.
     (iii) The Company shall reimburse the Executive for the additional premium costs incurred by the Executive, in excess of the active employee rate for the Executive’s peer group, to continue group medical coverage for the Executive and/or the Executive’s family under Section 4980B of the Code and applicable state laws (“COBRA”) for the maximum period of time as permitted by law. The Executive shall submit to the Company satisfactory evidence of premium costs incurred within 30 days following the date such costs were incurred. Within 30 days following receipt of such evidence, the Company shall pay to the Executive such reimbursement, plus additional severance pay in an amount such that the net amount of such reimbursement and additional severance pay, after all applicable tax withholding, equals the difference between the full COBRA premium and the premium charged to active employees in Executive’s peer group. Following the end of COBRA coverage, the Company shall reimburse the Executive for the additional premium costs incurred by the Executive, in excess of the former employee COBRA rate for the Executive’s peer group, for the purchase of an individual insurance policy providing medical coverage to the Executive and/or the Executive’s family which is substantially similar to the coverage provided by the Company’s group medical plan. In no event shall the combined period of reimbursable coverage under COBRA and any individual insurance policy exceed two years from separation from service.
     (iv) For a period of up to 2 years after the separation from service, the Company shall provide monthly outplacement services to the Executive at reasonable levels as provided to peer executives of the Company, for the purpose of assisting the Executive to seek new employment; provided, however, that the Company shall have no further obligations to provide such outplacement services once the Executive has accepted employment with any third party.
     (v) Notwithstanding anything to the contrary set forth in any stock option plans pursuant to which the Executive has been granted any stock options or other rights to acquire securities of the Company or its Affiliates, as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (the “Plans”), any option or right granted to the Executive under any of the Plans shall be exercisable by the Executive until the earlier of (x) the date on which the option or right terminates in accordance with the terms of its grant, or (y) the expiration of 12 months after the separation from service.
     (vi) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall hereinafter be referred to collectively as the “Other Benefits”).
     (vii) Notwithstanding anything to the contrary contained in any employment agreement, benefit plan or other document, in the event the Executive’s employment shall be terminated during the Service Period by the Executive for Good Reason or by the Company other than for Cause or Disability, on and after the separation from service the Executive shall not be bound or prejudiced by any non-competition agreement benefiting the Company or its subsidiaries.
     (b) Death. If the Executive dies during the Service Period, this Agreement shall terminate without further obligations by the Company to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, at the time and in the form as provided in Paragraph 6(a)(i)(A) above. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date.
     (c) Disability. If the Company causes the Executive to separate from service by reason of the Executive’s Disability during the Service Period as set forth in Section 5(a), this Agreement shall terminate without further obligations by the Company to the Executive under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive at the time and in the form provided in Paragraph 6(a)(i)(A). With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Executive’s separation from service to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date.
     (d) Cause; Other than for Good Reason. If the Company causes the Executive to separate from service for Cause during the Service Period as described in Section 5(b), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the separation from service, payable on the next regularly scheduled payroll date, (y) the amount of any compensation previously deferred by the Executive (which shall be paid at the time and in the form it would otherwise have been paid had this Agreement not applied), and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily separates from service during the Service Period, excluding a termination for Good Reason as described in Section 5(c), this Agreement shall terminate without further obligations of the Company to the Executive under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive at the time and in the form provided in Section 6(a)(i)(A) and the Company shall timely pay or provide the Other Benefits to the Executive. In no event shall the Executive be liable to the Company for any damages caused by such voluntary termination by the Executive nor shall the Executive be in any way restricted from being employed by any other party after such voluntary termination.
     Section 7. Code Section 409A Payment Limits. To the maximum extent possible, the provisions of this Agreement shall be construed in such a manner that no amounts payable to the Executive are subject to the additional tax and interest provided in Section 409A(a)(1)(B) of the Code. If any payment (whether cash or in-kind), including but not limited to reimbursements and Other Benefits, would constitute a “deferral of compensation” under Section 409A and a payment date that complies with Section 409A(a)(2) of the Code is not otherwise provided for such benefit either in this Agreement or a Company program or policy, then such payment shall be made not later than 2 1/2 months after the end of the calendar year in which the payment is no longer subject to a substantial risk of forfeiture. Any receipts or other proof of expenses (if required) shall be submitted to the Company by the Executive no later than one month after the end of the calendar year in which the payment is no longer subject to a substantial risk of forfeiture. Notwithstanding any provision in this Agreement to the contrary, if at the time of separation from service the Executive is a “specified employee” within the meaning of Section 409A, any cash or in-kind payments which constitute a “deferral of compensation” under Section 409A and which would otherwise become due under this Agreement during the first 6 months (or such longer period as required by Section 409A) after separation from service shall be delayed and all such delayed payments shall be paid in full in the 7th month after the separation from service, and all subsequent payments shall be paid in accordance with their original payment schedule. To the extent that any insurance premiums or other benefit contributions constituting a “deferral of compensation” become subject to the above delay, the Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from the Company for such amounts in the 7th month as described above. The above specified employee delay shall not apply to any payments that are excepted from coverage by Section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4).
     Section 8. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 13(f) hereof, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to his or her separation from service shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.
     Section 9. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. To the extent that any amount due hereunder has become subject to a bona fide dispute, payment of such amount may be delayed until no later than the end of the first taxable year of the Executive in which the Company and the Executive enter into a legally binding settlement of such dispute, the Company concedes that the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision, as set forth in Treasury Regulation Section 1.409A-3(g), and any such payment shall include interest on such delayed amount from the original due date thereof until paid at the prime rate from time to time reported in The Wall Street Journal during said period, plus, to the fullest extent permitted by law, the amount of all legal fees and expenses which the Executive reasonably incurs as a result of any contest by the Company, the Executive or others in which the Executive is the prevailing party.
     Section 10. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section, except as provided in the last sentence of this paragraph (a)) (hereinafter referred to collectively as a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Regardless of whether the Executive is subject to an Excise Tax, in the event that the Company fails to make any payment at the time or in the form required by Section 6, and as a result it is subsequently determined that Executive is subject to the additional tax and interest provided in Section 409A(a)(1)(B) of the Code with respect to any portion of such payment (such additional tax, together with any interest and penalties thereon, are hereinafter collectively referred to as the “Section 409A Penalty”) then Executive shall also be entitled to receive an additional payment (a “Section 409A Gross-Up”) calculated in the same manner as a Gross-Up Payment by substituting “Section 409A Penalty” for “Excise Tax” for all purposes of this Section. The Section 409A Gross-Up shall be considered a Payment for purposes of calculation of any Gross-Up Penalty.
     (b) Subject to the provisions of paragraph (c) hereof, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other independent certified public accounting firm as may be designated by the Executive (hereinafter referred to as the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (hereinafter referred to as the “Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of any such contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Anything else contained herein to the contrary notwithstanding, in no event shall any Gross-Up Payment be paid to the Executive later than the last day of the year following the year in which the Executive pays to the applicable taxing authority the Excise Tax with respect to which the Gross-Up Payment is due. The preceding sentence is included solely in order to satisfy the requirements of Section 409A, and is not to be construed to permit a delay in the time at which a Gross-Up Payment would otherwise be paid.
     Section 11. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s service with the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After Executive’s separation from service with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The provisions of this Section 11 shall survive any termination of this Agreement or the Executive’s separation of service with the Company.
     Section 12. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the

Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
     Section 13. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by recognized overnight courier or by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Company:
Littelfuse, Inc.
800 E. Northwest Highway
Des Plaines, Illinois 60016
Attention: President
Facsimile: (847) 824-3864
Confirm: (847) 391-0304
If to the Executive, to the last address shown in the records of the Company.
     Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of two business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, one business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to promptly assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to separate from service for Good Reason pursuant to Section 5(c)(i)-(v) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment or other service of the Executive by or with the Company is “at will” and, subject to Section 1(a) hereof and/or any other written agreement between the Executive and the Company, prior to the Effective Date, the Executive’s employment and/or service and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date upon written notice to the other party, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
     (g) This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Change of Control Agreement on the dates set forth below.

Date: January 22, 2009	EXECUTIVE

LITTELFUSE, INC.
Date: ________________________________	By

Its